SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): November 24, 1999

                             NABORS INDUSTRIES, INC.
               (Exact Name of Registrant as Specified in Charter)


          Delaware                   1-9245                      930711613
(State or Other Jurisdiction       (Commission                 (IRS Employer
     of Incorporation)             File Number)              Identification No.)

    515 West Greens Road, Suite 1200
               Houston, Texas                                           77067
(Address of Principal Executive Offices)                              (Zip Code)

       Registrant's telephone number, including area code: (281) 874-0035

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

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          This Amendment to Current Report on Form 8-K amends the Current Report on Form 8-K (the "Form 8-K") filed by Nabors Industries, Inc. on November 24, 1999. Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Form 8-K. Except as amended hereby, the Form 8-K remains in effect.

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

          Item 2 of the Form 8-K is hereby amended by deleting the second and third paragraphs thereof in their entirety and replacing them with the following:

          "Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger (the "Effective Time"), each outstanding share of common stock, without par value, of the Company ("Company Common Stock"), other than shares held in the treasury of the Company and shares owned by the Registrant or any of its subsidiaries, was converted into the right to receive 1.025 shares of common stock, par value $.10 per share, of the Registrant ("Registrant Common Stock"). The conversion ratio was determined through arm's length negotiations. At the effective time of the Merger, the former shareholders of the Company received approximately 19,260,082 shares of Registrant Common Stock in the aggregate. As a result of the Merger, the Registrant owns approximately 90% of the voting securities of the Company and Nabors Alaska Drilling, Inc., an Alaska corporation and a wholly-owned subsidiary of the Registrant, owns the remaining 10% of the voting securities of the Company.

          Pursuant to the Merger Agreement, at the effective time, options to purchase 149,774 shares of Pool common stock were exchanged for options to purchase 153,519 shares of Nabors common stock and options to purchase 1,111,461 shares of Pool common stock were exchanged for approximately $17.7 million in cash in the aggregate. In each case, all options to purchase Pool common stock were cancelled and ceased to be outstanding."

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          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        NABORS INDUSTRIES, INC.


Date:    December 1, 1999               By:  /s/ Anthony G. Petrello
                                             -----------------------------------
                                             Anthony G. Petrello
                                             President and Chief Operating
                                               Officer


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